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                                                                 EXHIBIT (a)(20)

                     AMENDMENT NO. 16 TO TRUST INSTRUMENT OF
                          ING VARIABLE INSURANCE TRUST

                          EFFECTIVE: NOVEMBER 10, 2005

     THIS AMENDMENT NO. 16 TO THE TRUST INSTRUMENT OF ING VARIABLE INSURANCE TRUST DATED July 15, 1999 (the "Trust Instrument"), as amended, has been executed effective as of the date hereof by the undersigned, constituting a majority of the Trustees of ING Variable Insurance Trust (the "Trust"), acting pursuant to Article XI, Section 11.8 of the Trust Instrument:

     WHEREAS, on November 10, 2005, the Trustees approved amending the Trust Instrument of the Trust, to increase the length of time permitted between the record date and the shareholder meeting date from 60 to 90 days; and

     NOW, THEREFORE, BE IT RESOLVED, that Article XI, Section 11.3, of the Trust Instrument of the Trust shall be stricken in its entirety and the following inserted in its place:

          "Section 11.3 Establishment of Record Dates. The Trustees may close the Share transfer books of the Trust for a period not exceeding ninety
     (90) days preceding the date of any meeting of Shareholders, or the date for the payment of any dividends or other distributions, or the date for the allotment of rights, or the date when any change or conversion or exchange of Shares shall go into effect; or in lieu of closing the stock transfer books as aforesaid, the Trustees may fix in advance a date, not exceeding ninety (90) days preceding the date of any meeting of Shareholders, or the date for payment of any dividend or other distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of Shares shall go into effect, as a record date for the determination of the Shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or other distribution, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of Shares, and in such case such Shareholders and only such Shareholders as shall be Shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend or other distribution, or to receive such allotment or rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any Shares on the books of the Trust after any such record date fixed as aforesaid."

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     IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the day and year first above written.


/s/ John V. Boyer                       /s/ Jock Patton
-------------------------------------   ----------------------------------------
John V. Boyer, as Trustee               Jock Patton, as Trustee


/s/ J. Michael Earley                   /s/ David W. C. Putnam
-------------------------------------   ----------------------------------------
J. Michael Earley, as Trustee           David W.C. Putnam, as Trustee


/s/ R. Barbara Gitenstein               /s/ John G. Turner
-------------------------------------   ----------------------------------------
R. Barbara Gitenstein, as Trustee       John G. Turner, as Trustee


/s/ Patrick W. Kenny                    /s/ Roger B. Vincent
-------------------------------------   ----------------------------------------
Patrick W. Kenny, as Trustee            Roger B. Vincent, as Trustee


/s/ Walter H. May                       /s/ Richard W. Wedemeyer
-------------------------------------   ----------------------------------------
Walter H. May, as Trustee               Richard A. Wedemeyer, as Trustee


/s/ Thomas J. McInerney
-------------------------------------
Thomas J. McInerney, as Trustee